Exhibit 10.4

EMPLOYEE MATTERS AGREEMENT

BY AND AMONG

WINDSTREAM HOLDINGS, INC.

AND

COMMUNICATIONS SALES & LEASING, INC.

Dated                     , 2015

i

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of                     , 2015 (this “Agreement”), is by and between Windstream Holdings, Inc., a Delaware corporation (“WHI”), and Communications Sales & Leasing, Inc., a Maryland corporation (“CSL” and, together with WHI, the “Parties”).

W I T N E S S E T H:

WHEREAS, the board of directors of WHI has determined that it is advisable and in the best interests of WHI and its stockholders to separate the business of Windstream Services, LLC into two companies in order to accelerate the transformation of its consumer and enterprise network and create additional value for shareholders, and to spin off certain assets into CSL which will become an independent, publicly traded real estate investment trust;

WHEREAS, the Parties and Windstream Services, LLC have entered into a Separation and Distribution Agreement dated as of                     , 2015 (the “Distribution Agreement”), to set forth in part how such separation shall be effected;

WHEREAS, the Distribution Agreement provides that WHI and CSL will enter into this Employee Matters Agreement to allocate certain assets and liabilities, and to memorialize certain other agreements, in connection with such separation.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used, but not defined herein shall have the meanings assigned to such terms in the Distribution Agreement and the following terms shall have the following meanings:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjusted WHI Restricted Share” has the meaning set forth in Section 3.1(a).

“Adjusted WHI Stock Unit” has the meaning ascribed thereto in Section 3.2(a).

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition and the definitions of “CSL

Group” and “WHI Group,” “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement, no member of the CSL Group shall be deemed to be an Affiliate of any member of the WHI Group, and no member of the WHI Group shall be deemed to be an Affiliate of any member of the CSL Group.

“Agreement” has the meaning set forth in the Preamble.

“CSL” has the meaning set forth in the Preamble.

“CSL Common Stock” means the common stock, par value $0.0001 per share, of CSL.

“CSL Employee” means each individual identified in a letter, dated as of the date hereof, delivered by WHI and acknowledged by CSL.

“CSL Restricted Share” has the meaning set forth in Section 3.1(a).

“CSL Stock Plan” has the meaning set forth in Section 2.5.

“CSL Stock Unit” means a unit to be granted by CSL pursuant to Section 3.2 and the CSL Stock Plan representing a general unsecured agreement by CSL to deliver a share of CSL Common Stock (together with dividend equivalents, if applicable), or the cash equivalent of either, upon the satisfaction of a vesting requirement.

“Distribution Agreement” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Distribution Agreement.

“Effective Time” means the time at which the External Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City Time, on the Distribution Date.

“Employment Transfer Date” means December 14, 2014, or such other date preceding the Distribution Date as WHI shall determine in its discretion.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with WHI within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with WHI under Section 414(o) of the Code, or under “common control” with WHI within the meaning of Section 4001(a)(14) of ERISA, in any event exclusive of members of the CSL Group.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“External Distribution” has the meaning set forth in the Distribution Agreement.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Parties” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Retained Employee” means each current or former employee of WHI, CSL or their respective Affiliates, exclusive of Transferred Employees

“SEC” means the United States Securities and Exchange Commission.

“Transferred Employee” means each CSL Employee who is actively employed by a member of the WHI Group or CSL Group as of immediately before the Distribution Date, including individuals on an approved leave of absence.

“WHI” has the meaning set forth in the Preamble.

“WHI Benefit Plan” means each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by WHI or any ERISA Affiliate (or to which such entity contributes or is required to contribute).

“WHI Restricted Share” means a share of WHI Common Stock granted by WHI or a member of the WHI Group pursuant to one of the WHI Stock Plans that is subject to forfeiture based on the extent of attainment of a vesting requirement.

“WHI Stock Plans” means, collectively, the Windstream 2006 Equity Incentive Plan, the PAETEC Holding Corp. 2011 Omnibus Incentive Plan, the PAETEC Corp. 2001 Stock Option and Incentive Plan and any other stock option or stock incentive compensation plan or arrangement (exclusive of the CSL Stock Plan) maintained before the Distribution Date for employees, officers, non-employee directors or other independent contractors of WHI or its Affiliates, including in each case as it may have been amended from time to time.

“WHI Stock Unit” means a unit granted by WHI or a member of the WHI Group pursuant to one of the WHI Stock Plans representing a general unsecured promise by WHI or a member of the WHI Group to deliver a share of WHI Common Stock (together with dividend equivalents, if applicable), or the cash equivalent of either, upon the satisfaction of a vesting requirement.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Transfer of Employment. The Parties acknowledge that, effective as of the Employment Transfer Date, WHI caused the employment of each CSL Employee to be transferred to a member of the CSL Group. Effective as of the Employment Transfer Date and through the Effective Time, WHI shall cause CSL to participate in each WHI Benefit Plan (on the terms and subject to the conditions as may be in effect from time to time) in respect of (i) CSL Employees to the extent the CSL Employee was a participant in such WHI Benefit Plan as of immediately before the Employment Transfer Date and (ii) to the extent provided by the terms of the applicable WHI Benefit Plan, any other employee of a member of the CSL Group.

Section 2.2 Assumption and Retention of Liabilities.

(a) As of the Effective Time, except as otherwise expressly provided for in this Agreement, WHI shall, or shall cause one or more members of the WHI Group to, assume or retain and WHI hereby agrees to (or to cause a member of the WHI Group to) pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all WHI Benefit Plans, (ii) all

Liabilities (excluding Liabilities incurred under a WHI Benefit Plan) with respect to the employment, service, termination of employment or termination of service of all Retained Employees to the extent arising in connection with or as a result of employment with or the performance of services for any member of the WHI Group or CSL Group, (iii) all Liabilities (excluding Liabilities incurred under a WHI Benefit Plan) with respect to the employment, service, termination of employment or termination of service of all Transferred Employees (exclusive of salary and commission payments) to the extent arising in connection with or as a result of employment with or the performance of services for any member of the WHI Group or CSL Group before the Distribution Date, and (iv) any other Liabilities or obligations expressly assigned to a member of the WHI Group under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the WHI Group as provided for in this Section 2.2(a) are intended to be Excluded Liabilities within the meaning of the Distribution Agreement.

(b) As of the Effective Time, except as otherwise expressly provided for in this Agreement, CSL shall, or shall cause one or more members of the CSL Group to, assume or retain, as applicable, and CSL hereby agrees to (or to cause a member of the CSL Group to) pay, perform, fulfill and discharge, in due course in full all Liabilities with respect to (i) the employment, service, termination of employment or termination of service of all Transferred Employees to the extent arising in connection with or as a result of employment with or the performance of services for any member of the CSL Group on or after the Distribution Date and (ii) salary and commission payments payable to Transferred Employees to the extent arising in connection with or as a result of employment with or the performance of services for any member of the WHI Group or CSL Group before the Distribution Date. For purposes of clarification, the Liabilities assumed by the CSL Group as provided for in this Section 2.2(b) are intended to be Assumed Liabilities within the meaning of the Distribution Agreement.

(c) For purposes of this Section 2.2, a claim or Liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (C) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (D) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.

(d) To the extent that there shall be any disagreement between the Parties as to the amount of any Liability addressed in this Section 2.2 that is in the nature of a current liability and that is reflected in the final, binding and conclusive Closing Statement established pursuant to Section 8.9 of the Distribution Agreement, such Closing Statement shall control and neither Party shall take any position contrary to such Closing Statement.

Section 2.3 CSL Participation in WHI Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Distribution Date: (i) each member of the CSL Group shall cease to be a participating company in any WHI Benefit Plan; and (ii) except as required by applicable Law, each Transferred Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any WHI Benefit Plan.

Section 2.4 Service Recognition/Crediting.

(a) For purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any employee compensation or benefit plan that a member of the CSL Group shall establish or maintain on or after the Distribution Date, CSL shall cause each Transferred Employee to receive full credit for the Transferred Employee’s service with any member of the WHI Group or CSL Group before the Distribution Date to the same extent such service was recognized by an analogous WHI Benefit Plan immediately before the Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

(b) To the extent commercially practicable, (i) CSL shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Transferred Employee under any employee benefit plans, programs and policies of any member of the CSL Group in which Transferred Employees participate (or are eligible to participate) that are “welfare benefit plans” (as defined in Section 3(1) of ERISA) to the same extent that such conditions and waiting periods were satisfied or waived under the comparable WHI Benefit Plan immediately before the Distribution Date, and (ii) CSL shall provide or cause each Employee to be provided with credit for any co-payments and deductibles paid during the plan year in which the Distribution Date occurs in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such welfare benefit plans for such plan year.

Section 2.5 Approval by WHI As Sole Stockholder. Effective as of not later than the Distribution Date, CSL shall have adopted the Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (the “CSL Stock Plan”), which shall permit the issuance of equity incentive awards denominated in CSL Common Stock as described in Article III. WHI shall cause the CSL Stock Plan to be approved before the Effective Time by Windstream Services, LLC as CSL’s sole stockholder.

Section 2.6 Time-Off Benefits. CSL shall credit each Transferred Employee with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Transferred Employee had with the WHI Group as of immediately before the Distribution Date (except to the extent that a benefit attributable to such accrual is provided by the WHI Group).

Section 2.7 Director Programs. WHI shall cause Windstream Services, LLC or another member of the WHI Group to retain all obligations under that certain letter agreement dated November 7, 2006, by and between Windstream Corporation and Francis X. Frantz regarding Access to Post-Retirement Medical Coverage.

ARTICLE III

EQUITY INCENTIVE AWARDS

Section 3.1 Treatment of WHI Restricted Shares.

(a) Each individual who holds a WHI Restricted Share that is outstanding immediately before the Distribution Date shall receive, upon the External Distribution being made, such number of shares of CSL Common Stock (each a “CSL Restricted Share”) as equals the number of shares of CSL Common Stock to which all other holders of the same number of shares of WHI Common Stock shall be entitled to receive upon the External Distribution being made. The WHI Restricted Shares outstanding immediately following the External Distribution having been made are hereinafter referred to as “Adjusted WHI Restricted Shares.”

(b) All CSL Restricted Shares and Adjusted WHI Restricted Shares shall continue to vest in accordance with the terms of the underlying WHI Restricted Share, including any service-based vesting dates.

(c) WHI shall provide that, effective as of the Distribution Date, for purposes of continued vesting of the Adjusted WHI Restricted Shares, a Transferred Employee’s continued service with the CSL Group on and after the Distribution Date shall be deemed continued service with WHI. The issuance of each CSL Restricted Share shall be subject to the terms of the CSL Stock Plan, which shall provide that, except as otherwise provided herein, the terms and conditions applicable to the CSL Restricted Shares shall be substantially similar to the terms and conditions applicable to the corresponding WHI Restricted Shares (as set forth in the applicable WHI Stock Plan, award agreement or in the holder’s then applicable employment agreement with WHI or a member of the WHI Group), including a provision to the effect that, for purposes of the CSL Restricted Shares, continued service with the WHI Group from and after the Distribution Date shall be deemed to constitute service with CSL and a provision to the effect that the vesting of any CSL Restricted Share held by a Retained Employee shall accelerate upon a change in control of WHI following the Effective Time to the same extent that the vesting of the underlying WHI Restricted Share would have accelerated in such event based on the provisions of such award as in effect immediately before the Effective Time.

(d) Upon the vesting of the CSL Restricted Shares, CSL shall be solely responsible for their settlement, regardless of the holder thereof. Upon the vesting of the Adjusted WHI Restricted Shares, WHI shall be solely responsible for their settlement, regardless of the holder thereof.

Section 3.2 Treatment of WHI Stock Units.

(a) Each WHI Stock Unit that is outstanding immediately before the Distribution Date shall be converted, as of the Distribution Date, into a CSL Stock Unit and an “Adjusted WHI Stock Unit” in accordance with the succeeding paragraphs of this Section 3.2.

(b) The number of CSL Stock Units shall be equal to the number of shares of CSL Common Stock to which the holder of WHI Stock Units would be entitled in the External Distribution had the WHI Stock Units represented actual shares of WHI Common Stock as of the Record Date, the resulting number of CSL Stock Units being rounded down/up to the nearest whole unit. Any dividend equivalents that accumulated under a WHI Stock Unit before the Distribution Date shall be attributed to the resulting Adjusted WHI Stock Unit. The CSL Stock Units and Adjusted WHI Stock Units shall become vested based on performance vesting requirements for the year in which the Distribution Date occurs and later years as shall be established, in the case of Retained Employees, by the Compensation Committee of the Board of Directors of WHI and, in the case of Transferred Employees, by the Compensation Committee of the Board of Directors of CSL.

(c) WHI shall provide that, effective as of the Distribution Date, for purposes of continued vesting of the Adjusted WHI Stock Units, a Transferred Employee’s continued service with the CSL Group on and after the Distribution Date shall be deemed continued service with WHI. The issuance of each CSL Stock Unit shall be subject to the terms of the CSL Stock Plan, which shall provide that, except as otherwise provided herein, the terms and conditions applicable to the CSL Stock Units shall be substantially similar to the terms and conditions applicable to the corresponding WHI Stock Units (as set forth in the applicable WHI Stock Plan, award agreement or in the holder’s then applicable employment agreement with WHI or a member of the WHI Group), including a provision to the effect that, for purposes of the CSL Stock Units, continued service with the WHI Group from and after the Distribution Date shall be deemed to constitute service with CSL and a provision to the effect that the vesting of any CSL Stock Unit held by a Retained Employee shall accelerate upon a change in control of WHI following the Effective Time to the same extent that the vesting of the underlying WHI Stock Unit would have accelerated in such event based on the provisions of such award as in effect immediately before the Effective Time.

(d) Upon the vesting of the CSL Stock Units, CSL shall be solely responsible for their settlement (including any attributable dividend equivalents), regardless of the holder thereof. Upon the vesting of the Adjusted WHI Stock Units, WHI shall be solely responsible for their settlement (including any attributable dividend equivalents), regardless of the holder thereof.

Section 3.3 General

(a) All of the adjustments described in this Article III shall be effected in accordance with Sections 424 and 409A of the Code.

(b) Anything in the foregoing provisions of this Article III to the contrary, (i) WHI shall cause the vesting of any Adjusted WHI Restricted Share or Adjusted WHI Stock Unit held by a Transferred Employee to accelerate and for the restrictions thereon to lapse as and to the extent requested by the Compensation Committee of the Board of Directors of CSL from time to time; (ii) CSL shall cause the vesting of any CSL Restricted Share or CSL Stock Unit held by a Retained Employee to accelerate and for the restrictions thereon to lapse as and to the extent requested by the Compensation Committee of the Board of Directors of WHI from time to time; and (iii) except as otherwise expressly provided in this Article III, CSL shall cause the vesting of any CSL Restricted Share or CSL Stock Unit held by a Retained Employee not to accelerate except as and to the extent requested by WHI.

(c) The Parties shall use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the awards described in this Article III, to the extent any such registration statement is required by applicable Law. WHI shall, to the fullest extent permitted by law, indemnify and hold harmless CSL against any and all liabilities it may incur under the federal securities laws relating to the compliance with the provisions of this Article III, except to the extent that such Liabilities are attributable to the gross negligence or willful misconduct of CSL, its officers, employees, agents or representatives.

(d) Following the Distribution Date, (i) WHI will be responsible for all income, payroll and other tax remittance and reporting related to income of Retained Employees and non-employee members of its Board of Directors in respect of Adjusted WHI Restricted Shares, Adjusted WHI Stock Units, CSL Restricted Shares and CSL Stock Units; and (ii) CSL will be responsible for all income, payroll and other tax remittance and reporting related to income of Transferred Employees and non-employee members of its Board of Directors in respect of Adjusted WHI Restricted Shares, Adjusted WHI Stock Units, CSL Restricted Shares and CSL Stock Units. WHI or CSL, as applicable, shall facilitate performance by the other Party of its obligations hereunder by promptly remitting in cash the amount required to be withheld either (as directed by the Party responsible for withholding) directly to the applicable taxing authority or to such responsible Party for remittance to such taxing authority. The Parties will cooperate and communicate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient and appropriate manner.

(e) Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner the settlement of Adjusted WHI Restricted Shares, Adjusted WHI Stock Units, CSL Restricted Shares and CSL Stock Units and provide to the other Party such information as such other Party may reasonably request in order to implement the provisions of this Article III. Without limiting the foregoing provisions of this Section 3.3(e), each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis, including employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

(f) The Parties hereby acknowledge that the provisions of this Article III are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE IV

GENERAL AND ADMINISTRATIVE

Section 4.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any WHI Benefit Plan or to prohibit any member of the WHI Group from amending, modifying or terminating any WHI Benefit Plan at any time within its sole discretion.

Section 4.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of WHI, CSL or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 4.3 Effect on Restrictive Covenants. WHI will not assert (and will cause the other members of the WHI Group not to assert) that any service of a Transferred Employee with the CSL Group on or after the Distribution Date will constitute a breach of any confidentiality or noncompetition obligations imposed on Transferred Employees by any member of the WHI Group pursuant to any agreement in effect before the Distribution Date.

Section 4.4 Nonsolicitation of Employees.

(a) WHI agrees not to (and to cause the other members of the WHI Group not to) solicit or recruit for hire any employee of CSL or any other member of the CSL Group for a period of two years following the Distribution Date or until three months after such employee’s employment with CSL or any other member of the CSL Group terminates, whichever occurs first.

(b) CSL agrees not to (and to cause the other members of the CSL Group not to) solicit or recruit for hire any employee of WHI or any other member of the WHI Group for a period of two years following the Distribution Date or until three months after such employee’s employment with WHI or any other member of the WHI Group terminates, whichever occurs first.

(c) Notwithstanding the foregoing provisions of this Section 4.4, such prohibitions on solicitation shall not restrict general recruitment efforts carried out through a public or general solicitation.

Section 4.5 Access To Employees. On and after the Distribution Date, WHI and CSL shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between WHI and CSL) to which any employee or director of the WHI Group or CSL Group or WHI Benefit Plan is a party and which relates to a WHI Benefit Plan. The Party to whom an employee is made available in accordance with this Section 4.5 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

ARTICLE V

MISCELLANEOUS

Section 5.1 Effect If Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated before the Effective Time, then all actions and events that are under this Agreement to be taken or occur effective before, as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by WHI and CSL and neither Party shall have any Liability or further obligation to the other Party under this Agreement.

Section 5.2 Relationship Of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third Person as creating the relationship of principal and agent,

partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 5.3 Affiliates. Each of WHI and CSL shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their Affiliates, respectively.

Section 5.4 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 5.6 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto and, to the extent referred to herein, the Distribution Agreement and the other Transaction Agreements) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 5.7 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party hereto. This Agreement is for the sole benefit of the Parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any current or former director or employee of any member of the WHI Group or CSL Group) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.8 Amendment. No provision of this Agreement may be amended or modified except by a written instrument each of the Parties; provided, however, that Exhibit A may be amended by WHI at any time before the Effective Time without the consent of CSL. No waiver by either Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 5.9 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) provisions shall apply, when appropriate, to successive events and transactions, (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (x) the Parties have each participated in the negotiation and drafting of this Agreement and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

Section 5.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Employee Matters Agreement to be executed on the date first written above by their respective duly authorized officers.

WINDSTREAM HOLDINGS, INC.

By:
Name:
Title:

COMMUNICATIONS SALES & LEASING, INC.

By:
Name:
Title: